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                                                                   Exhibit 99.1

Contact:  Jean Anne Mire
          Investor Relations
          (713) 993-4602

                          PINNACLE GLOBAL GROUP, INC.
               TO DISCONTINUE MORTGAGE-BACKED SECURITIES UNIT

    Houston, Texas, June 16, 2000 -- Pinnacle Global Group, Inc. (NASDAQ:
PING) today announced that it will discontinue the operations of Spires Financial, L.P., its mortgage-backed securities unit. The step followed a strategic review of the Company's overall business focus and will free up approximately $15 million of capital for acquisitions or expansion of its other activities.

    Pinnacle's whole loan and remaining fixed income activities will be operated by Sanders Morris Harris, Pinnacle's wholly owned investment bank. There will a resultant balance sheet charge of approximately $10 million, of which approximately 90% relates to goodwill and other non-cash charges.

    "Spires' current and probable future returns on equity are less than we believe achievable in our other activities," said Robert E. Garrison II, president and chief operating officer of Pinnacle. "We want to concentrate our capital to grow the money management and other businesses of the Company. At the same time, we can benefit from broadening our fixed income focus beyond mortgage-backed securities."

    In 1999, Spires contributed $10.5 million in total revenue and $1.8 million in pre-tax income from continuing operations to Pinnacle's consolidated results. However, Spires was unprofitable in the last quarter of 1999, and has remained so in the current year.

    Pinnacle Global Group, Inc. is a diversified financial services firm based in Houston, Texas. It is the public holding company for three financial services companies, Sanders Morris Harris, Pinnacle Management & Trust, and PGG Capital. A copy of this press release may be obtained at www.pinnacleglobal.com.

IN ADDITION TO THE HISTORICAL INFORMATION, THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS UNDER FEDERAL SECURITIES LAWS, INCLUDING STATEMENTS REGARDING PINNACLE GLOBAL GROUP, INC.'S EXPECTED FUTURE BUSINESS AND PROSPECTS. THESE FORWARD-LOOKING STATEMENTS ARE BASED UPON CURRENT EXPECTATIONS AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY SUCH STATEMENT. THESE RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL, INCLUDE BUT ARE NOT LIMITED TO (1) TRADING VOLUME IN THE SECURITIES MARKETS; (2) VOLATILITY OF THE SECURITIES MARKETS AND INTEREST RATES; (3) CHANGES IN REGULATORY REQUIREMENTS WHICH COULD AFFECT THE DEMAND FOR THE COMPANY'S SERVICES OR THE COST OF DOING BUSINESS; (4) GENERAL ECONOMIC CONDITIONS, BOTH DOMESTIC AND FOREIGN, ESPECIALLY IN THE REGIONS WHERE THE COMPANY DOES BUSINESS; (5) CHANGES IN THE RATE OF INFLATION AND RELATED IMPACT ON SECURITIES MARKETS; (6) COMPETITION FROM EXISTING FINANCIAL INSTITUTIONS AND OTHER NEW PARTICIPANTS IN THE SECURITIES MARKETS; (7) LEGAL DEVELOPMENTS AFFECTING THE LITIGATION EXPERIENCE OF THE SECURITIES INDUSTRY; (8) SUCCESSFUL IMPLEMENTATION OF TECHNOLOGY SOLUTIONS AND (9) DEMAND FOR THE COMPANY'S SERVICE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT.